CONTACT:
Michael Archer
Senior Vice President
Corporate Controller
Camden National Corporation
(800) 860-8821
marcher@camdennational.com

FOR IMMEDIATE RELEASE

CAMDEN NATIONAL CORPORATION REPORTS A 24%
INCREASE IN THIRD QUARTER 2018 EARNINGS

Q3 2018 Net Income of $14.1 Million Sets Company Record

CAMDEN, Maine, October 30, 2018/PRNewswire/--Camden National Corporation (NASDAQ: CAC; “Camden National” or the “Company”), a $4.2 billion bank holding company headquartered in Camden, Maine, reported net income for the third quarter of 2018 of $14.1 million and diluted earnings per share ("EPS") of $0.90, representing increases over the third quarter of 2017 of 24% and 25%, respectively. For the third quarter of 2018, the Company's return on average assets was 1.34%, return on average equity was 13.44% and efficiency ratio1 was 57.33%.

"Our ability to execute successfully on retail, business and treasury management initiatives has helped us reach a financial milestone as we report record earnings for the third quarter," said Gregory A. Dufour, President and Chief Executive Officer of the Company. "We are very pleased with our year-to-date financial results, which include net income and diluted EPS growth of 24% over the same period last year, solid loan growth of 5%, deposit growth of 7% and strong overall asset quality across our portfolio.”

For the nine months ended September 30, 2018, the Company reported net income of $39.1 million and diluted EPS of $2.50, compared to $31.6 million and $2.02 for the same period last year, respectively. For the nine months ended September 30, 2018, the Company's return on average assets was 1.27%, return on average equity was 12.83% and efficiency ratio was 58.14%.

For the third quarter of 2018, the Company declared a $0.30 dividend per share, which represents a $0.07 per share, or 30%, increase over the third quarter of 2017, and a dividend yield of 2.76% as of September 28, 2018 (the last business day of the third quarter).

"In July, we announced Marie McCarthy was appointed as a member of the Company's Board of Directors," said Dufour. "We are thrilled to have Marie join the Company. Her knowledge and experience serving as Chief Operations and People Officer of L.L.Bean will prove beneficial as we work towards our strategic goals, including strong customer satisfaction, high employee engagement and creation of long-term shareholder value. As a result of Marie's appointment, four members of our 11-member Board of Directors are women, reflecting the Company's commitment to diversity."
_____________________________________________________________________________________

1	This is a non-GAAP measure. Please refer to "Reconciliation of non-GAAP to GAAP Financial Measures" for further details.

THIRD QUARTER 2018 FINANCIAL HIGHLIGHTS

•	Net income for the third quarter of 2018 of $14.1 million increased $2.7 million, or 24%, over the third quarter of 2017 and $1.8 million, or 15%, over last quarter.

•	Total revenues[2] for the third quarter of 2018 of $40.8 million increased $1.4 million, or 3%, over the third quarter of 2017 and $1.8 million, or 5%, over last quarter.

•	Total loan growth for the third quarter of 2018 and for the nine months ended September 30, 2018 was 6% on an annualized basis.

•	Average low-cost deposits[3] for the third quarter of 2018 of $2.4 billion increased $237.7 million, or 11%, over the third quarter of 2017, and $84.5 million, or 4%, over last quarter.

FINANCIAL CONDITION

Total assets increased 3% since December 31, 2017 to $4.2 billion at September 30, 2018, driven primarily by loan growth of $126.4 million, or 5%. Loan growth for the nine months ended September 30, 2018 was led by residential mortgage growth of $83.1 million, or 10%, followed by commercial real estate loan growth of $52.0 million, or 4%, and an increase in consumer and home equity balances of $4.2 million, or 1%. At September 30, 2018, commercial loan balances decreased $12.9 million, or 3%, since December 31, 2017, largely due to the continued run-off of the Healthcare Professional Funding Corporation ("HPFC") loan portfolio, which has decreased $8.3 million since December 31, 2017.

The Company sold $167.6 million, or 46%, of its residential mortgage production originated for the nine months ended September 30, 2018, compared to $155.2 million sold, or 51%, for the same period last year.

Total deposits increased 7% since December 31, 2017 to $3.2 billion at September 30, 2018. At September 30, 2018, low-cost deposits were 67% of the Company's total funding, compared to 64% at December 31, 2017 and 62% at September 30, 2017. Since year end:

•	Demand deposits grew $85.5 million, or 18%.

•	Interest checking deposits grew $77.4 million, or 9%.

•	Brokered deposits increased $74.7 million, or 36%, as this option provided a more efficient source of short-term funding.

Total borrowings decreased 22% since December 31, 2017 to $479.5 million at September 30, 2018. The decrease in total borrowings was due to our strong deposit growth since year end and the use of brokered deposits to supplement other short-term borrowings.

At September 30, 2018, our loan-to-deposit ratio improved to 90%, compared to 93% at December 31, 2017 and September 30, 2017.

The Company's capital position at September 30, 2018 was well in excess of regulatory requirements, including a total risk-based capital ratio of 14.55% and a Tier I leverage ratio of 9.42%. At September 30, 2018, the Company's tangible common equity ratio1 was 7.78%.

____________________________________________________________________________________

1	This is a non-GAAP measure. Please refer to "Reconciliation of non-GAAP to GAAP Financial Measures" for further details.

2	Revenues is the sum of net interest income and non-interest income.

3	Low-cost deposits include demand, interest checking, savings and money market.

OPERATING RESULTS (Third Quarter 2018 vs. Third Quarter 2017)

Net income for the third quarter of 2018 was $14.1 million, an increase of $2.7 million over the third quarter of 2017. Diluted EPS increased 25% over the same period to $0.90 for the third quarter of 2018.

Income tax expense for the third quarter of 2018 decreased $2.2 million to $3.2 million compared to the third quarter of 2017, primarily due to the decrease in the federal corporate income tax rate, effective January 1, 2018.

Total revenue for the third quarter of 2018 was $40.8 million, an increase of 3% over the same period last year. The increase was led by net interest income growth of $1.3 million, or 4%, to $30.4 million, while non-interest income increased 1% over the same period to $10.4 million.

•
Net interest income growth for the third quarter of 2018 over the same period last year was driven by average loan growth of $136.2 million, or 5%, and strong average deposit growth of $264.7 million, or 10%. As funding costs are on the rise, generating low-cost deposits continues to be a focus, highlighted by demand and interest checking average deposit growth of $204.4 million, or 17%, and average money market growth of $43.2 million, or 9%.

•
Net interest margin on a fully-taxable basis for the third quarter of 2018 decreased two basis points to 3.14% compared to the third quarter of 2017. The decrease in net interest margin on a fully-taxable basis between periods was due to lower accretion income on acquired loans and time deposits, and the decrease in the federal corporate income tax rate, which lowered the tax-equivalent yield for certain loans and investments.

•
Non-interest income totaled $10.4 million for the third quarter of 2018, compared to $10.3 million for the third quarter of 2017. Most fee categories were higher for the third quarter of 2018 compared to the same period of 2017, including debit card income, service charges, and other income, while mortgage banking income for the third quarter of 2018 decreased 15% over the same period.

The provision for credit losses for the third quarter of 2018 was $354,000, or 5 basis points of average loans for the quarter on an annualized basis, compared to $817,000 for the third quarter of 2017, or 12 basis points of average loans for the quarter on an annualized basis. The decrease in provision for credit losses was driven primarily by improvements in asset quality:

•	The non-performing loans to total loans ratio at September 30, 2018 was 0.65%, compared to 0.72% at September 30, 2017.

•	The third quarter 2018 annualized net charge-offs to average loans ratio was 0.07%, compared to 0.11% for the third quarter of 2017.

•	Criticized and classified loans decreased $15.4 million, or 23%, since September 30, 2017 to $52.4 million at September 30, 2018.

Non-interest expense for the third quarter of 2018 was $23.2 million, compared to $21.8 million for the same period last year. The increase of $1.3 million, or 6%, between periods was driven primarily by an increase in salaries and employee benefits expense of 8% due to merit increases, ongoing wage inflation and strategic hires. Our efficiency ratio for the third quarter of 2018 was 57.33% compared to 55.72% for the third quarter of 2017.

OPERATING RESULTS (Linked Quarter)

Net income for the third quarter of 2018 increased $1.8 million, or 15%, and diluted EPS increased $0.12, or 15%, compared to the previous quarter. The increase between periods was led by revenue growth of $1.8 million and a lower provision for credit losses of $629,000, but was partially offset by higher non-interest expense of $271,000.

Total revenue for the third quarter of 2018 increased 5% over last quarter due to net interest income growth of $942,000, or 3%, and an increase in non-interest income of $891,000, or 9%.

•	Net interest income growth for the third quarter of 2018 over last quarter was the result of average loan growth of $71.3 million, or 3%, and average deposit growth of $92.9 million, or 3%.

•
Net interest margin on a fully-taxable equivalent basis for the third quarter of 2018 was 3.14%, compared to 3.10% last quarter, as the yield on average earnings assets increased seven basis points between quarters while our cost of funds increased four basis points. In the third quarter of 2018, we experienced our seasonal growth in low-cost deposits, which resulted in lowering borrowing levels.

•
Non-interest income increased $891,000 in the third quarter of 2018 compared to last quarter due to an increase in investment security gains of $633,000, an increase in mortgage banking income of $149,000 and an increase in loan swap fee income of $108,000.

The provision for credit losses decreased $629,000 for the third quarter of 2018 compared to last quarter. The loan portfolio saw favorable migration in the third quarter of 2018 as criticized and classified loans decreased $4.6 million between quarters, and our non-performing loans to total loans ratio decreased four basis points between quarters.

Non-interest expense increased 1% between quarters to $23.2 million for the third quarter of 2018. Salaries and employee benefits costs was the primary driver, increasing 3% between quarters, largely due to strategic hires, seasonal summer employees and an increase in incentive compensation, reflective of our strong year-to-date performance.

CONFERENCE CALL

Camden National will host a conference call and webcast at 3:00 p.m., Eastern Time, on Tuesday, October 30, 2018 to discuss its third quarter 2018 financial results and outlook. Participants should dial in to the call 10 - 15 minutes before it begins. Information about the conference call is as follows:

Live dial-in (domestic):         (888) 349-0139
Live dial-in (international):    (412) 542-4154
Live webcast:            https://services.choruscall.com/links/cac181030.html

A link to the live webcast will be available on Camden National's website under "Investor Relations" at www.CamdenNational.com prior to the meeting, and a replay of the webcast will be available on Camden National's website following the conference call. The transcript of the conference call will also be available on Camden National's website approximately two days after the conference call.

ABOUT CAMDEN NATIONAL CORPORATION

Camden National Corporation (NASDAQ:CAC), headquartered in Camden, Maine, is the largest publicly traded bank holding company in Northern New England with $4.2 billion in assets and nearly 650 employees. Camden National Bank, its subsidiary, is a full-service community bank founded in 1875 that offers an array of consumer and business financial products and services, accompanied by the latest in digital banking technology to empower customers to bank the way they want. The Bank provides personalized service through a network of 60 banking centers, 71 ATMs, and lending offices in New Hampshire and Massachusetts, all complemented by 24/7 live phone support. 2017 marked the eighth time Camden National Bank received the "Lender at Work for Maine" Award from the Finance Authority of Maine. Comprehensive wealth management, investment, and financial planning services are delivered by Camden National Wealth Management. To learn more, visit www.CamdenNational.com. Member FDIC.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including certain plans, expectations, goals, projections and other statements, which are subject to numerous risks, assumptions and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; changes in the interest rate environment; changes in general economic conditions; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; legislative and regulatory changes that adversely affect the business in which Camden National is engaged; changes in the securities markets and other risks and uncertainties disclosed from time to time in in Camden National’s Annual Report on Form 10-K for the year ended December 31, 2017, as updated by other filings with the Securities and Exchange Commission ("SEC"). Camden National does not have any obligation to update forward-looking statements.

USE OF NON-GAAP MEASURES

In addition to evaluating the Company's results of operations in accordance with generally accepted accounting principles in the United States ("GAAP"), management supplements this evaluation with certain non-GAAP financial measures, such as return on average tangible equity; the efficiency and tangible common equity ratios; and tangible book value per share. Management utilizes these non-GAAP financial measures for purposes of measuring our performance against our peer group and other financial institutions and analyzing our internal performance. We also believe these non-GAAP financial measures help investors better understand the Company's operating performance and trends and allow for better performance comparisons to other financial institutions. In addition, these non-GAAP financial measures remove the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for GAAP operating results, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other financial institutions. Reconciliation to the comparable GAAP financial measure can be found in this document.

ANNUALIZED DATA

Certain returns, yields and performance ratios are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. Annualized data may not be indicative of any four-quarter period, and are presented for illustrative purposes only.

Selected Financial Data (unaudited)

	At or For The Three Months Ended			At or For The Nine Months Ended
(In thousands, except number of shares and per share data)	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Financial Condition Data
Investments	$890,177	$918,404	$916,018	$890,177	$916,018
Loans and loans held for sale	2,919,001	2,880,185	2,761,287	2,919,001	2,761,287
Allowance for loan losses	23,526	23,668	24,413	23,526	24,413
Total assets	4,191,584	4,193,782	4,039,943	4,191,584	4,039,943
Deposits	3,220,755	3,056,119	2,956,413	3,220,755	2,956,413
Borrowings	479,498	661,393	608,607	479,498	608,607
Shareholders' equity	417,525	409,939	414,366	417,525	414,366
Operating Data
Net interest income	$30,423	$29,481	$29,160	$88,806	$85,641
Provision for credit losses	354	983	817	840	2,797
Non-interest income	10,392	9,501	10,299	28,697	28,759
Non-interest expense	23,166	22,895	21,825	68,365	65,411
Income before income tax expense	17,295	15,104	16,817	48,298	46,192
Income tax expense	3,238	2,887	5,478	9,204	14,543
Net income	$14,057	$12,217	$11,339	$39,094	$31,649
Key Ratios
Return on average assets	1.34%	1.19%	1.12%	1.27%	1.07%
Return on average equity	13.44%	12.10%	10.93%	12.83%	10.49%
Net interest margin	3.14%	3.10%	3.16%	3.11%	3.16%
Non-performing loans to total loans	0.65%	0.69%	0.72%	0.65%	0.72%
Non-performing assets to total assets	0.46%	0.48%	0.50%	0.46%	0.50%
Annualized net charge-offs to average loans	0.07%	0.04%	0.11%	0.07%	0.07%
Tier I leverage capital ratio	9.42%	9.30%	9.01%	9.42%	9.01%
Total risk-based capital ratio	14.55%	14.33%	14.09%	14.55%	14.09%
Per Share Data
Basic earnings per share	$0.90	$0.78	$0.72	$2.50	$2.03
Diluted earnings per share	$0.90	$0.78	$0.72	$2.50	$2.02
Cash dividends declared per share	$0.30	$0.30	$0.23	$0.85	$0.69
Book value per share	$26.79	$26.32	$26.71	$26.79	$26.71
Weighted average number of common shares outstanding	15,580,782	15,572,848	15,515,189	15,565,355	15,505,698
Diluted weighted average number of common shares outstanding	15,638,986	15,629,779	15,589,008	15,621,400	15,580,072
Non-GAAP Measures(1)
Return on average tangible equity	17.84%	16.23%	14.85%	17.15%	14.40%
Efficiency ratio	57.33%	58.39%	55.72%	58.14%	56.80%
Tangible common equity ratio	7.78%	7.59%	7.98%	7.78%	7.98%
Tangible book value per share	$20.43	$19.94	$20.26	$20.43	$20.26
(1) Please see "Reconciliation of non-GAAP to GAAP Financial Measures (unaudited)."

Consolidated Statements of Condition Data (unaudited)

(In thousands, except number of shares)	September 30, 2018	December 31, 2017	September 30, 2017
ASSETS
Cash and due from banks	$48,124	$44,057	$49,435
Interest-bearing deposits in other banks	50,218	58,914	40,000
Total cash, cash equivalents and restricted cash	98,342	102,971	89,435
Investments:
Available-for-sale securities, at fair value	780,343	789,899	797,251
Held-to-maturity securities, at amortized cost (fair value of $90.6 million, $94.9 million and $95.1 million, respectively)	92,933	94,073	94,207
Other investments	16,901	23,670	24,560
Total investments	890,177	907,642	916,018
Loans held for sale, at fair value	10,158	8,103	12,997
Loans:
Residential real estate	941,488	858,369	852,851
Commercial real estate	1,215,979	1,164,023	1,131,883
Commercial(1)	405,666	418,520	417,105
Consumer and home equity	345,710	341,527	346,451
Total loans	2,908,843	2,782,439	2,748,290
Less: allowance for loan losses	(23,526)	(24,171)	(24,413)
Net loans	2,885,317	2,758,268	2,723,877
Goodwill	94,697	94,697	94,697
Other intangible assets	4,411	4,955	5,347
Bank-owned life insurance	89,312	87,489	86,869
Premises and equipment, net	41,277	41,891	42,422
Deferred tax assets	25,738	22,776	36,344
Other assets	52,155	36,606	31,937
Total assets	$4,191,584	$4,065,398	$4,039,943
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Demand	$564,113	$478,643	$476,386
Interest checking	932,972	855,570	758,568
Savings and money market	996,790	985,508	976,246
Certificates of deposit	446,414	475,010	498,965
Brokered deposits	280,466	205,760	246,248
Total deposits	3,220,755	3,000,491	2,956,413
Short-term borrowings	409,732	541,796	538,927
Long-term borrowings	10,738	10,791	10,808
Subordinated debentures	59,028	58,911	58,872
Accrued interest and other liabilities	73,806	49,996	60,557
Total liabilities	3,774,059	3,661,985	3,625,577
Shareholders’ equity	417,525	403,413	414,366
Total liabilities and shareholders’ equity	$4,191,584	$4,065,398	$4,039,943
(1) Includes the HPFC loan portfolio.

Consolidated Statements of Income Data (unaudited)

	For The Three Months Ended
(In thousands, except per share data)	September 30, 2018	June 30, 2018	September 30, 2017
Interest Income
Interest and fees on loans	$32,813	$31,367	$29,350
Interest on U.S. government and sponsored enterprise obligations (taxable)	4,408	4,386	4,177
Interest on state and political subdivision obligations (nontaxable)	659	658	686
Interest on deposits in other banks and other investments	677	678	497
Total interest income	38,557	37,089	34,710
Interest Expense
Interest on deposits	5,255	4,459	3,027
Interest on borrowings	2,021	2,298	1,665
Interest on subordinated debentures	858	851	858
Total interest expense	8,134	7,608	5,550
Net interest income	30,423	29,481	29,160
Provision for credit losses	354	983	817
Net interest income after provision for credit losses	30,069	28,498	28,343
Non-Interest Income
Debit card income	2,173	2,126	2,061
Service charges on deposit accounts	1,910	1,933	1,852
Mortgage banking income, net	1,758	1,609	2,076
Income from fiduciary services	1,339	1,407	1,229
Brokerage and insurance commissions	615	685	600
Bank-owned life insurance	606	609	603
Other service charges and fees	596	506	589
Net gain on sale of securities	664	31	827
Other income	731	595	462
Total non-interest income	10,392	9,501	10,299
Non-Interest Expense
Salaries and employee benefits	13,143	12,728	12,145
Furniture, equipment and data processing	2,575	2,549	2,429
Net occupancy costs	1,614	1,625	1,599
Consulting and professional fees	958	1,116	714
Debit card expense	833	776	662
Regulatory assessments	447	501	574
Other real estate owned and collection costs, net	239	251	258
Amortization of intangible assets	182	181	473
Other expenses	3,175	3,168	2,971
Total non-interest expense	23,166	22,895	21,825
Income before income tax expense	17,295	15,104	16,817
Income tax expense	3,238	2,887	5,478
Net Income	$14,057	$12,217	$11,339
Per Share Data
Basic earnings per share	$0.90	$0.78	$0.72
Diluted earnings per share	$0.90	$0.78	$0.72

Consolidated Statements of Income Data (unaudited)

	For The Nine Months Ended September 30,
(In thousands, except per share data)	2018	2017
Interest Income
Interest and fees on loans	$94,014	$84,835
Interest on U.S. government and sponsored enterprise obligations (taxable)	13,019	12,788
Interest on state and political subdivision obligations (nontaxable)	1,989	2,079
Interest on federal funds sold and other investments	1,902	1,362
Total interest income	110,924	101,064
Interest Expense
Interest on deposits	13,463	8,568
Interest on borrowings	6,099	4,302
Interest on subordinated debentures	2,556	2,553
Total interest expense	22,118	15,423
Net interest income	88,806	85,641
Provision for credit losses	840	2,797
Net interest income after provision for credit losses	87,966	82,844
Non-Interest Income
Debit card income	6,228	5,887
Service charges on deposit accounts	5,679	5,632
Mortgage banking income, net	4,758	5,566
Income from fiduciary services	4,029	3,831
Brokerage and insurance commissions	1,950	1,601
Bank-owned life insurance	1,823	1,750
Other service charges and fees	1,564	1,558
Net gain on sale of securities	695	827
Other income	1,971	2,107
Total non-interest income	28,697	28,759
Non-Interest Expense
Salaries and employee benefits	38,433	36,240
Furniture, equipment and data processing	7,710	7,204
Net occupancy costs	5,112	5,234
Consulting and professional fees	2,878	2,412
Debit card expense	2,339	2,034
Regulatory assessments	1,447	1,607
Other real estate owned and collection costs	565	558
Amortization of intangible assets	544	1,417
Other expenses	9,337	8,705
Total non-interest expense	68,365	65,411
Income before income tax expense	48,298	46,192
Income tax expense	9,204	14,543
Net Income	$39,094	$31,649
Per Share Data
Basic earnings per share	$2.50	$2.03
Diluted earnings per share	$2.50	$2.02

Quarterly Average Balance and Yield/Rate Analysis (unaudited)

	For The Three Months Ended
	Average Balance			Yield/Rate
(In thousands)	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	June 30, 2018	September 30, 2017
Assets
Interest-earning assets:
Interest-bearing deposits in other banks(1)	$45,824	$58,500	$40,640	1.85%	1.57%	1.27%
Securities - taxable	826,541	834,675	819,778	2.36%	2.32%	2.22%
Securities - nontaxable(2)	97,775	98,015	101,507	3.41%	3.40%	4.16%
Loans(3):
Residential real estate	934,029	884,977	851,828	4.16%	4.20%	4.09%
Commercial real estate	1,198,677	1,180,421	1,136,851	4.46%	4.35%	4.07%
Commercial(2)	351,980	351,711	347,469	4.56%	4.42%	4.18%
Municipal(2)	24,603	21,993	24,847	3.06%	3.13%	3.24%
Consumer and home equity	344,740	340,782	345,533	5.16%	5.01%	4.58%
HPFC	38,356	41,182	49,619	7.64%	7.80%	8.38%
Total loans	2,892,385	2,821,066	2,756,147	4.49%	4.43%	4.23%
Total interest-earning assets(1)	3,862,525	3,812,256	3,718,072	3.97%	3.90%	3.75%
Other assets	301,489	294,752	312,071
Total assets	$4,164,014	$4,107,008	$4,030,143

Liabilities & Shareholders' Equity
Deposits:
Demand	$517,651	$464,164	$450,350	—%	—%	—%
Interest checking	865,012	839,510	727,959	0.54%	0.47%	0.19%
Savings	483,577	483,192	493,447	0.06%	0.06%	0.07%
Money market	512,650	507,545	469,458	0.89%	0.82%	0.53%
Certificates of deposit	481,059	472,637	454,013	1.18%	1.06%	0.83%
Total deposits	2,859,949	2,767,048	2,595,227	0.53%	0.48%	0.31%
Borrowings:
Brokered deposits	272,471	239,105	310,207	2.07%	1.89%	1.30%
Customer repurchase agreements	244,189	247,789	222,386	1.08%	1.03%	0.51%
Subordinated debentures	59,009	58,970	58,853	5.77%	5.79%	5.78%
Other borrowings	249,341	330,096	386,643	2.16%	2.02%	1.42%
Total borrowings	825,010	875,960	978,089	2.07%	1.96%	1.43%
Total funding liabilities	3,684,959	3,643,008	3,573,316	0.88%	0.84%	0.62%
Other liabilities	64,119	59,126	45,330
Shareholders' equity	414,936	404,874	411,497
Total liabilities & shareholders' equity	$4,164,014	$4,107,008	$4,030,143
Net interest rate spread (fully-taxable equivalent)(1)				3.09%	3.06%	3.13%
Net interest margin (fully-taxable equivalent)(1)				3.14%	3.10%	3.16%
Net interest margin (fully-taxable equivalent), excluding fair value mark accretion and collection of previously charged-off acquired loans(1)(4)				3.09%	3.04%	3.07%

(1)
Balances for the three months ended September 30, 2017 were revised to include average interest-bearing deposits in other banks in total average interest-earning assets. Previously, average interest-bearing deposits in other banks was presented in other assets.

(2)	Reported on a tax-equivalent basis using the corporate federal income tax rate in effect for the period, including certain commercial loans.

(3)	Non-accrual loans and loans held for sale are included in total average loans.

(4)
Excludes the impact of the fair value mark accretion on loans and certificates of deposit generated in purchase accounting and collection of previously charged-off acquired loans for the three months ended September 30, 2018, June 30, 2018 and September 30, 2017 totaling $434,000, $578,000 and $804,000, respectively.

Year-to-Date Average Balance and Yield/Rate Analysis (unaudited)

	For The Nine Months Ended
	Average Balance		Yield/Rate
(In thousands)	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Assets
Interest-earning assets:
Interest-bearing deposits in other banks(1)	$52,076	$37,505	1.60%	1.01%
Securities - taxable	829,248	832,054	2.30%	2.22%
Securities - nontaxable(2)	98,443	102,075	3.41%	4.18%
Loans(3):
Residential real estate	893,531	831,072	4.16%	4.10%
Commercial real estate	1,183,666	1,109,386	4.34%	4.02%
Commercial(2)	351,224	334,247	4.42%	4.17%
Municipal(2)	21,318	19,761	3.16%	3.34%
Consumer and home equity	342,214	343,294	4.98%	4.42%
HPFC	41,079	53,873	7.82%	8.50%
Total loans	2,833,032	2,691,633	4.41%	4.20%
Total interest-earning assets(1)	3,812,799	3,663,267	3.89%	3.72%
Other assets	296,395	308,322
Total assets	$4,109,194	$3,971,589

Liabilities & Shareholders' Equity
Deposits:
Demand	$478,386	$411,818	—%	—%
Interest checking	846,093	725,705	0.46%	0.18%
Savings	486,773	490,648	0.06%	0.06%
Money market	502,719	476,983	0.79%	0.49%
Certificates of deposit	475,336	458,208	1.08%	0.88%
Total deposits	2,789,307	2,563,362	0.48%	0.31%
Borrowings:
Brokered deposits	250,272	322,860	1.86%	1.09%
Customer repurchase agreements	243,037	225,426	0.95%	0.44%
Subordinated debentures	58,970	58,814	5.80%	5.80%
Other borrowings	302,238	354,443	1.93%	1.34%
Total borrowings	854,517	961,543	1.90%	1.32%
Total funding liabilities	3,643,824	3,524,905	0.81%	0.58%
Other liabilities	57,846	43,489
Shareholders' equity	407,524	403,195
Total liabilities & shareholders' equity	$4,109,194	$3,971,589
Net interest rate spread (fully-taxable equivalent)(1)			3.08%	3.14%
Net interest margin (fully-taxable equivalent)(1)			3.11%	3.16%
Net interest margin (fully-taxable equivalent), excluding fair value mark accretion and collection of previously charged-off acquired loans(1)(4)			3.06%	3.07%

(1)
Balances for the nine months ended September 30, 2017 were revised to include average interest-bearing deposits in other banks in total average interest-earning assets. Previously, average interest-bearing deposits in other banks was presented in other assets.

(2)	Reported on a tax-equivalent basis using the corporate federal income tax rate in effect for the period, including certain commercial loans.

(3)	Non-accrual loans and loans held for sale are included in total average loans.

(4)
Excludes the impact of the fair value mark accretion on loans and certificates of deposit generated in purchase accounting and collection of previously charged-off acquired loans for the nine months ended September 30, 2018 and 2017 totaling $1.6 million and $2.5 million, respectively.

Asset Quality Data
(unaudited)
(In thousands)	At or For The Nine Months Ended September 30, 2018	At or For The Six Months Ended June 30, 2018	At or For The Three Months Ended March 31, 2018	At or For The Year Ended December 31, 2017	At or For The Nine Months Ended September 30, 2017
Non-accrual loans:
Residential real estate	$4,720	$5,742	$6,185	$4,979	$4,465
Commercial real estate	5,517	5,600	4,603	5,642	5,887
Commercial	2,402	1,934	1,991	2,000	1,830
Consumer	1,647	1,700	1,464	1,650	1,626
HPFC	591	834	655	1,043	838
Total non-accrual loans	14,877	15,810	14,898	15,314	14,646
Loans 90 days past due and accruing	14	—	—	—	—
Accruing troubled-debt restructured loans not included above	4,039	4,000	4,361	5,012	5,154
Total non-performing loans	18,930	19,810	19,259	20,326	19,800
Other real estate owned	185	130	130	130	341
Total non-performing assets	$19,115	$19,940	$19,389	$20,456	$20,141
Loans 30-89 days past due:
Residential real estate	$3,816	$2,222	$2,777	$5,277	$3,169
Commercial real estate	574	309	1,121	1,135	2,297
Commercial	723	1,490	243	518	712
Consumer	902	1,258	1,190	1,197	1,256
HPFC	1,078	455	528	887	938
Total loans 30-89 days past due	$7,093	$5,734	$5,859	$9,014	$8,372
Allowance for loan losses at the beginning of the period	$24,171	$24,171	$24,171	$23,116	$23,116
Provision (credit) for loan losses	845	490	(500)	3,026	2,786
Charge-offs:
Residential real estate	231	116	31	482	433
Commercial real estate	512	512	426	124	81
Commercial	448	298	171	1,014	650
Consumer	451	266	175	558	493
HPFC	209	—	—	290	274
Total charge-offs	1,851	1,192	803	2,468	1,931
Total recoveries	(361)	(199)	(122)	(497)	(442)
Net charge-offs	1,490	993	681	1,971	1,489
Allowance for loan losses at the end of the period	$23,526	$23,668	$22,990	$24,171	$24,413
Components of allowance for credit losses:
Allowance for loan losses	$23,526	$23,668	$22,990	$24,171	$24,413
Liability for unfunded credit commitments	15	16	23	20	22
Allowance for credit losses	$23,541	$23,684	$23,013	$24,191	$24,435
Ratios:
Non-performing loans to total loans	0.65%	0.69%	0.69%	0.73%	0.72%
Non-performing assets to total assets	0.46%	0.48%	0.47%	0.50%	0.50%
Allowance for loan losses to total loans	0.81%	0.83%	0.82%	0.87%	0.89%
Net charge-offs to average loans (annualized):
Quarter-to-date	0.07%	0.04%	0.10%	0.07%	0.11%
Year-to-date	0.07%	0.07%	0.10%	0.07%	0.07%
Allowance for loan losses to non-performing loans	124.28%	119.48%	119.37%	118.92%	123.30%
Loans 30-89 days past due to total loans	0.24%	0.20%	0.21%	0.32%	0.30%

Reconciliation of non-GAAP to GAAP Financial Measures (unaudited)

Return on Average Tangible Equity:
	For the Three Months Ended			For the Nine Months Ended
(In thousands)	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net income, as presented	$14,057	$12,217	$11,339	$39,094	$31,649
Add: amortization of intangible assets, net of tax(1)	144	143	307	430	921
Net income, adjusted for amortization of intangible assets	$14,201	$12,360	$11,646	$39,524	$32,570
Average equity, as presented	$414,936	$404,874	$411,497	$407,524	$403,195
Less: average goodwill and other intangible assets	(99,195)	(99,377)	(100,273)	(99,379)	(100,746)
Average tangible equity	$315,741	$305,497	$311,224	$308,145	$302,449
Return on average tangible equity	17.84%	16.23%	14.85%	17.15%	14.40%
Return on average equity	13.44%	12.10%	10.93%	12.83%	10.49%
(1) Reported on a tax-equivalent basis using the corporate federal income tax rate in effect for the respective period.

Efficiency Ratio:
	For the Three Months Ended			For the Nine Months Ended
(In thousands)	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Non-interest expense, as presented	$23,166	$22,895	$21,825	$68,365	$65,411
Net interest income, as presented	$30,423	$29,481	$29,160	$88,806	$85,641
Add: effect of tax-exempt income(1)	260	257	535	771	1,580
Non-interest income, as presented	10,392	9,501	10,299	28,697	28,759
Less: net gain on sale of securities	(664)	(31)	(827)	(695)	(827)
Adjusted net interest income plus non-interest income	$40,411	$39,208	$39,167	$117,579	$115,153
Non-GAAP efficiency ratio	57.33%	58.39%	55.72%	58.14%	56.80%
GAAP efficiency ratio	56.76%	58.73%	55.31%	58.18%	57.18%
(1) Reported on a tax-equivalent basis using the corporate federal income tax rate in effect for the respective period.

Tangible Book Value Per Share and Tangible Common Equity Ratio:
	September 30, 2018	June 30, 2018	September 30, 2017
(In thousands, except number of shares and per share data)
Tangible Book Value Per Share:
Shareholders' equity, as presented	$417,525	$409,939	$414,366
Less: goodwill and other intangible assets	(99,108)	(99,289)	(100,044)
Tangible shareholders' equity	$318,417	$310,650	$314,322
Shares outstanding at period end	15,584,526	15,576,249	15,515,577
Tangible book value per share	$20.43	$19.94	$20.26
Book value per share	$26.79	$26.32	$26.71
Tangible Common Equity Ratio:
Total assets	$4,191,584	$4,193,782	$4,039,943
Less: goodwill and other intangibles	(99,108)	(99,289)	(100,044)
Tangible assets	$4,092,476	$4,094,493	$3,939,899
Tangible common equity ratio	7.78%	7.59%	7.98%
Shareholders' equity to total assets	9.96%	9.77%	10.26%